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                                                                 EXHIBIT 8.1


                     [FULBRIGHT & JAWORSKI LLP LETTERHEAD]


September 23, 1997





The Meridian Resource Corporation
15995 N. Barkers Landing, Suite 300
Houston, Texas  77079

Gentlemen:

             You have requested our opinion concerning certain Federal income tax consequences of the proposed statutory merger (the "Merger") of C Acquisition Corp., a Delaware corporation ("Sub") and wholly-owned subsidiary of The Meridian Resource Corporation, a Texas corporation ("TMRC"), with and into Cairn Energy USA, Inc., a Delaware corporation ("Cairn"). Descriptions of the parties and of the Merger and related transactions are set forth in the Agreement and Plan of Merger, dated as of July 3, 1997 (the "Agreement"), entered into by Cairn, Sub, and TMRC.

             Cairn and TMRC have represented to us that the information contained in the Agreement and in the Joint Proxy Statement/Prospectus included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 23, 1997 is accurate and complete in all material respects. Also, we assume such information will be accurate and complete in all respects material hereto as of the effective time of the Merger. In connection with this opinion we have reviewed the Agreement, and Cairn and TMRC have represented to us that the Merger and related transactions will be carried out in accordance with the terms of the Agreement.

SUMMARY OF TRANSACTIONS

             Pursuant to the Agreement, at the effective time Sub will be merged with and into Cairn pursuant to the provisions of and with the effect provided in the Delaware General Corporation Law. Cairn will be the surviving corporation resulting from the Merger. In the Merger, Cairn will succeed to all of the assets of Sub.

             At the effective time of the Merger, the issued and outstanding capital stock of Cairn will consist solely of shares of common stock, $.01 par value. In the Merger, each share of Cairn common stock, $.01 par value ("Cairn Stock") not owned by Cairn, TMRC, Sub or any wholly-owned subsidiary of Cairn, TMRC or Sub, will be converted
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The Meridian Resource Corporation
September 23, 1997
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into one and eight-hundredths (1.08) shares of voting common stock, $.01 par value, of TMRC ("TMRC Stock") as provided in the Agreement.

             Pursuant to the Agreement, cash will be paid in lieu of any fractional shares of TMRC Stock. Apart from the cash paid in lieu of fractional shares, the consideration paid to Cairn shareholders for their Cairn Stock will consist solely of TMRC Stock.

             The Agreement provides that the parties intend the Merger to constitute a reorganization, within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Further, Cairn and TMRC have made certain representations to us in certificates dated the same date as this opinion. Copies of those certificates are attached hereto as Exhibit A.

OPINION

             Based upon the foregoing and such legal considerations as we deem relevant, it is our opinion that for Federal income tax purposes:

             1. The Merger will qualify as a reorganization within the meaning of section 368(a) of the Code.

             2. No gain or loss will be recognized by Cairn, Sub, or TMRC as a result of the Merger.

LIMITATIONS AND QUALIFICATIONS

             This opinion is based on statutes, regulations promulgated thereunder, and governmental rulings and court decisions published to date, all of which are subject to change by the Congress, governmental agencies, and the courts. Our opinion does not address all tax consequences applicable to the Merger and is limited to the conclusions set forth above, and no other opinions are expressed or implied. Further, our opinion is limited to the Federal income tax consequences of the transactions described herein. Thus, for example, no opinion is expressed concerning any state, local, or foreign tax consequences of such transactions.

             The parties have not requested or received any advance ruling from the Internal Revenue Service (the "Service") pertaining to the transactions described herein. Our opinion is not binding upon the Service or any court. Accordingly, the Service may challenge some or all of the conclusions set forth above in an audit of a Cairn shareholder or of one or more of the parties to the Merger. If such challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained.

             The opinions set forth above are based in part upon facts and representations concerning the transactions contained in the Agreement and upon the additional representations set forth in the certificates of Cairn and TMRC, copies of which are attached hereto as Exhibit A. We have not made an independent investigation to determine the accuracy or completeness of such facts and representations, and our opinion is conditioned on the accuracy and completeness of such facts and representations and upon the assumption that they will be accurate and complete as of the effective time of the Merger.
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The Meridian Resource Corporation
September 23, 1997
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             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, and to the reference to us under the captions "Terms of The Merger -- Certain U.S. Federal Income Tax Consequences" and "Legal Matters" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,


                                        /s/ FULBRIGHT & JAWORSKI L.L.P.

                                        Fulbright & Jaworski L.L.P.


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